(Savient Letterhead)

                Exhibit 99.2

Contact:

Mary Coleman	Kelly Sullivan/Ed Trissel
Savient Pharmaceuticals, Inc.	Joele Frank, Wilkinson Brimmer Katcher
information@savient.com	ksullivan@joelefrank.com / etrissel@joelefrank.com
(732) 418-9300	(212) 355-4449

FOR IMMEDIATE RELEASE

Savient Provides Update on Pegloticase BLA

Company Files Amendments to Strengthen and Clarify BLA Data

FDA Extends PDUFA Action Date to July 30, 2009

Company to Host Conference Call

EAST BRUNSWICK, N.J. – (February 12, 2009) – Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today announced that the Company filed amendments to strengthen and clarify the data included in the previously submitted pegloticase Biologics License Application (BLA), which was granted priority review. The amendments focus on topics identified by the BLA Oversight Committee (the “Committee”) of the Board of Directors as a result of its review of the BLA filing and also address review-related questions from the Food and Drug Administration (FDA).

Since its formation on November 19, 2008, the Committee, Chaired by Board Member Dr. Lee S. Simon, M.D., a former Director of the Analgesic, Anti-Inflammatory, Ophthalmologic Drug Products Division of the FDA and a Board Certified Rheumatologist with 25 years of clinical practice experience, has assumed oversight of all Company activities related to the FDA’s BLA review process. The Committee has conducted a comprehensive review of the BLA filing with the assistance of external experts. In late January 2009, the Board of Directors also formally retained Dr. Simon as a consultant to assume day-to-day supervision of the BLA and Advisory Panel preparation.

“We believe the steps we have taken further clarify the favorable risk to benefit profile of pegloticase. Securing FDA approval remains our number one priority and we believe making these amendments is an important step toward achieving that goal. We look forward to continuing to work with the FDA as we move through the regulatory process. The Committee, our retained external experts, along with the management team, continue to believe in the relative benefit to risk profile of the safety and efficacy of this exciting product candidate when used in treating patients who suffer from treatment failure gout,” said Paul Hamelin, President.

Key Amendments to the BLA

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Clearer Data on Cardiovascular Risk. The results of the Company’s independent post hoc both blinded and unblinded cardiovascular adjudication provided additional data, which clarified the previous understanding of the cardiovascular events of pegloticase. Further details of these findings are outlined below.

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Updated Immunogenicity Guidance. With additional review and analyses, the Committee and its experts concluded that a clinically important immune response in pegloticase can be detected within the first 4 months through monitoring serum uric acid in normal medical practice patterns. A lack of uric acid response correlates with high levels of antibody production. The Company expects this to enable physicians to more quickly identify patients who should discontinue treatment.

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Revised REMS Program. The Committee determined the Company’s application would be strengthened by revising the Risk Evaluation and Mitigation Strategy (REMS) program. The revised REMS program proposed is based on an Elements To Assure Safe Use (ETASU) program. ETASU is a performance-linked access program for prescribers, infusion sites and patients that will have to enroll in this annual program and be certified in order to prescribe, administer or receive pegloticase. The Company also revised its previously proposed 1,000 patient observational study to be an expanded voluntary registry of up to 3,000 patients. The additional clarity surrounding the potential for cardiovascular risk and immunogenicity further supports these revisions.

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Revised Prescribing Information. Upon further review, the Committee has determined that although both the every 4 week dose regimen and every 2 week dose regimen have met the primary endpoints demonstrating that the drug works as compared to the effects of placebo, the every 2 week dose regimen presents a much clearer path toward FDA approval due to the significant medically and clinically relevant benefit demonstrated as early as week 13 in the randomized clinical trials. Thus, the Company has determined to focus exclusively on the every 2 week dose regimen and will recommend this dosage for approval. Patients in the every 2 week dose regimen have demonstrated statistically significant clinical improvements including the reduction and resolution of gout tophi. Other statistically and clinically meaningful improvements included decreases in tender or swollen joint counts, reduction in flare incidences and frequency in months 4-6 of treatment and meaningful improvements in pain reduction and health related quality of life measures at 6 months compared to placebo.

“I believe the recent amendments significantly enhance the overall application and better position the BLA to undergo a satisfactory FDA review. This is an exciting new therapy that, if approved, has the potential to have a meaningful impact on the patients who need it,” said Dr. Simon. “Through our multi-faceted review, which included new analyses and further interpretation of data from a number of external experts, we have gained a greater understanding of the relative safety and efficacy of pegloticase and further clarification on the most appropriate uses for this product. Significantly, the data also confirms that a death imbalance of pegloticase does not exist.”

Improved Understanding of Cardiovascular Risk

In late November 2008, the Company engaged an experienced independent panel of clinical experts, headed by Dr. William B. White, Professor of Medicine, Calhoun Cardiology Center, University of Connecticut School of Medicine, to perform a formal blinded and unblinded post-hoc adjudication of all cardiovascular events included in reports of Serious Adverse Events, Infusion Reactions and Severe Infusion Reactions from the Phase 3 pegloticase trials. The primary event evaluation was predicated on the Anti-Platelet Trialist Collaborative (APTC) assessment criteria. This is a standardized approach that the FDA has widely accepted as a method of evaluating cardiovascular risk. APTC cardiovascular events include deaths, nonfatal myocardial infarction or nonfatal stroke. Dr. White and his panel concluded that:

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As a result of the post-hoc blinded adjudication and unblinded review of the Serious Infusion reactions of the Phase 3 trials, there were 3 APTC cardiovascular events in the pegloticase treatment arms and 0 in the comparator placebo treatment arm.  Furthermore, the panel found that there were 10 non-APTC cardiovascular events in the treatment arms and 0 non-APTC cardiovascular events in the comparator placebo treatment arm.

•

The panel also performed an un-blinded adjudication of the Company’s Open Label Extension study employing the same criteria used for the Phase 3 trials with the exception that there were no patients on placebo during the Open Label Extension study. The panel found 2 APTC cardiovascular events and 7 non-APTC cardiovascular events. The data cut off date of this analysis was through August 29, 2008.

In addition to the work of Dr. White and his team, a separate external panel of experts performed an additional analysis by reviewing “all cause” mortality in the Phase 3 trials and Open Label Extension study. It is important to note that in the Phase 3 trials, there was a 2:2:1 randomization used, meaning that 4 times as many patients were on drug than placebo. However, in the Open Label

Extension study virtually all patients were on drug with only 2 going on observation. The panel determined the following:

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Combined, and as previously reported in October 2008, there were 5 deaths in the pegloticase treatment arms of the Phase 3 trials and Open Label Extension study compared with 3 deaths in the placebo comparator arm of the Phase 3 trials.

•	As of February 6, 2009, there has been only one additional death in the Open Label Extension study and this was of infectious origin.

Next Steps with the FDA

Upon review of these amendments, the FDA determined that the additional information contained in these submissions constituted a major amendment to the pegloticase BLA, which allowed the FDA under the Prescription Drug User Fee Act (PDUFA) regulations to extend the review period. In order to allow the agency time to consider these amendments, the FDA has notified the Company that the pegloticase BLA priority review PDUFA action date has been extended by three months to July 30, 2009. Given the extended action date, the FDA has also notified the Company that the Advisory Committee meeting previously scheduled for March 5, 2009 will be rescheduled. Savient will provide additional details regarding the rescheduling of the Advisory Committee meeting when a specific date and time have been determined.

“While we are eager to move the process forward as quickly as possible, the change in schedule does not impact our planning related to commercialization. The Company has always had a commercialization launch plan that parallels the FDA review process. We believe we can seamlessly move out our commercialization and investments plans based on changes in the FDA review cycle schedule,” said Hamelin.

KRYSTEXXA as a tradename was found to be acceptable by both the FDA and The European Medicines Agency (EMEA).

Company Hosts Conference Call

The Company will host a conference call and webcast today, Thursday, February 12, 2009 at 6:30 PM ET to discuss the status of the BLA and the amendments filed with the FDA. A question and answer period will follow the Company’s prepared remarks. Both the live and archived web cast can be accessed from the Investor Relations page of Savient's website at http://www.savient.com.

A digital recording of the web cast will be available within two hours following the conclusion of the call and will be available for 14 days. To access the recording, use the Dial-In Number and the Conference ID listed below.

Dial: (888) 802-8577 (U.S. participants) or (973) 935-8754 (International participants).

Conf ID: 85467097

ABOUT KRYSTEXXAPURVI1#153; (pegloticase)

KRYSTEXXA (pegloticase) (formerly referred to as Puricase®) is a pegylated recombinant mammalian urate oxidase in development to control hyperuricemia and its clinical consequences in patients for whom conventional therapy is contraindicated or has been ineffective. The two Phase 3 pivotal trials assessed the safety and efficacy of a six-month course of pegloticase therapy in patients with treatment-failure gout, under the auspices of an SPA from the FDA. Savient has licensed exclusive worldwide rights to the technology related to KRYSTEXXA (pegloticase) from Duke University and Mountain View Pharmaceuticals, Inc. Puricase® is a registered trademark of Mountain View Pharmaceuticals, Inc.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a biopharmaceutical company engaged in developing and distributing pharmaceutical products that target unmet medical needs in both niche and broader markets. The company's product development candidate, KRYSTEXXAPURVI1#153; (pegloticase) for treatment-failure gout, has reported positive Phase 1, 2 and 3 clinical data.  Patient dosing in the Phase 3 clinical studies began in June 2006; patient enrollment was completed in March 2007; and the Phase 3 clinical studies were completed in October 2007, the BLA was filed with the FDA in October 2008 and the FDA granted priority review status in December 2008. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA (pegloticase), formerly referred to as Puricase®, from Duke University and Mountain View Pharmaceuticals, Inc. Savient's experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late-stage compounds and exploring co-promotion and co-development opportunities that fit the Company's expertise in specialty pharmaceuticals and biopharmaceuticals with an initial focus in rheumatology. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Further information on Savient can be accessed by visiting: http://www.savient.com.

FORWARD-LOOKING LANGUAGE

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the efficacy and safety of KRYSTEXXAPURVI1#153; (pegloticase), our BLA filing with the FDA, the Advisory Committee, approval of the BLA, preparation for commercialization of KRYSTEXXA (pegloticase), and the market for KRYSTEXXA (pegloticase), are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, our Phase 3 clinical data and on current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, the delay or failure in completing development of pegloticase and developing other product candidates; our stock price and market conditions; varying interpretations of our clinical and CMC data by the FDA; delay achieving or failure to achieve FDA approval of pegloticase; inability to manufacture commercial quantities of our products; inability to gain market acceptance sufficient to justify development and commercialization costs if our products are approved for marketing; our continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative or more effective products by competitors; reliance on third parties to manufacture, market and distribute many of our products; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in ongoing or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements which speak only as of the date of publication of this press release to shareholders. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

SVNT-I

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